Exhibit 10.1

Summary of Board of Directors Compensation Effective December 17, 2005

1.             Annual retainer of $24,000

2.             Meeting fees of $1,000 per meeting attended.  Lead Director to receive a meeting fee of $3,000 per meeting attended.

3.             Committee meeting fee of $500 per meeting attended.  Committee Chair to receive a meeting fee of $3,000 per committee meeting attended.

4.             Award of options to purchase 30,000 shares of Company common stock upon initial election to the Board of Directors.

5.             Award of options to purchase 15,000 shares of Company common stock for each additional year of service on the Board.